Exhibit 5.1

Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095

Main: 713 651 5151 • Facsimile: 713 651 5246

February 26, 2013

Enbridge Energy Management, L.L.C.

Enbridge Energy Partners, L.P.

Enbridge Inc.

1100 Louisiana, Suite 3300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to (1) Enbridge Energy Management, L.L.C., a Delaware limited liability company (the “Company”), in connection with the proposed offering by the Company of up to 10,350,000 shares representing limited liability company interests with limited voting rights (including an over-allotment option to purchase up to 1,350,000 common shares) (the “Listed Shares”), (2) Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the sale by the Partnership of an approximately equal number of limited partnership interests denominated as i-units (the “i-units”) to the Company for a portion of the net proceeds of the offer and sale by the Company of the Listed Shares, and (3) Enbridge Inc., a Canadian corporation (“Enbridge”), in connection with the obligation of Enbridge to purchase Listed Shares in certain circumstances as specified in the purchase provisions (the “Purchase Provisions”) attached as Annex A to the Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “Amended and Restated LLC Agreement”). The Listed Shares and the i-units are to be issued pursuant to the registration statements on Form S-3, as amended (Registration Nos. 333-184298 and 333-184298-01, respectively) (the “Registration Statement”), and the Purchase Provisions pursuant to the registration statement on Form F-3, as amended (Registration No. 333-185591) (the “Form F-3 Registration Statement”, and, together with the Registration Statement, the “Registration Statements”), including the base prospectus contained in the Registration Statements and the prospectus supplement (the “Prospectus Supplement”) dated February 25, 2013 relating to the offering of the Listed Shares.

As counsel to the Company, the Partnership and Enbridge, we have examined originals or copies of such corporate records of the Company, the Partnership and Enbridge, certificates and other communications of public officials, certificates of officers of the Company, the Partnership and Enbridge, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company, the Partnership and Enbridge. Without limiting the foregoing, we have examined the Underwriting Agreement, dated February 25, 2013 (the “Underwriting Agreement”), by and among the Company, the Partnership, Enbridge, and Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives for the underwriters named therein. We have also relied on the opinion of McCarthy Tetrault LLP as to matters concerning the laws of Canada and the Province of Alberta, including the due organization and existence of Enbridge Inc. and the due authorization by Enbridge Inc. of the Purchase Provisions.

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES • MINNEAPOLIS

MUNICH • NEW YORK • PITTSBURGH-SOUTHPOINTE • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

February 26, 2013

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that:

1.	The Listed Shares have been duly authorized and, when delivered to and paid for by the underwriters pursuant to the Underwriting Agreement, will constitute legal and binding obligations of the Company.

2.	The i-units have been duly authorized and, when delivered to and paid for by the Company, will constitute legal and binding obligations of the Partnership.

3.	The Purchase Provisions have been duly authorized, and the owners of the Listed Shares will be entitled to the benefits thereof.

We express no opinion as to the binding effect or enforceability of any provisions exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statements and to the references to us under “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.